Exhibit 99.2

Filed by Bancshares of Florida, Inc. pursuant
to Rule 425 under the Securities Act of 1933 and
deemed filed pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934

Subject Company: Old Florida Bankshares, Inc.
No Commission File Number

THE FOLLOWING SPEAKING POINTS MAY BE USED BY BANCSHARES OF
FLORIDA, INC. FROM TIME TO TIME IN MEETINGS OR PHONE CONFERENCES
WITH INVESTORS, ANALYSTS AND OTHERS

•	On August 28, 2006, Bancshares of Florida, Inc. (“Bancshares”) and Old Florida Bankshares, Inc. (“Old Florida”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).

•	Pursuant to the Merger Agreement Old Florida will, subject to the terms and conditions of the Merger Agreement, merge with and into Bancshares (the “Merger”).

•	Simultaneously with the Merger, Old Florida’s subsidiary Old Florida Bank will merge with and into Bancshares’ subsidiary, Bank of Florida – Southwest.

•	The Merger Agreement has been unanimously approved by the Boards of Directors of all parties.

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Subject to the terms and conditions of the Merger Agreement, upon the completion of the Merger each share of Old Florida common stock will be converted into $38.50 or 0.______ shares of Bancshares common stock (the “Exchange Ratio”), with cash to be paid in lieu of fractional shares.

•	Each Old Florida shareholder will be permitted to elect cash consideration, stock consideration or a combination thereof.

•	The holders of Old Florida stock options and warrants will be paid in cash for the economic value of their options and warrants.

•	The maximum amount of cash which Bancshares shall pay to Old Florida stock, option and warrant holders is $16.5 million.

•	Shareholders who elect to receive cash may have their consideration adjusted and receive a certain amount of stock.

•	The total value of all cash and stock consideration to be paid by Bancshares in the Merger is $82.6 million.

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The Merger Agreement contains representations, warranties and covenants of Bancshares, Old Florida and their subsidiaries, including, among others, Old Florida’s covenants to conduct its businesses in the ordinary course during the period between the execution of the Merger Agreement and consummation of the Merger and to not solicit or accept another business combination proposal, unless accepting such proposal is required in the Board’s performance of its fiduciary duties (in which case Old Florida shall be obligated to pay to Bancshares a termination payment of $4.0 million.

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Consummation of the Merger is subject to various conditions, including: (i) requisite approvals of the holders of Bancshares and Old Florida common stock; (ii) receipt of regulatory approvals; (iii) the absence of any law or order prohibiting the closing; and (iv) effectiveness of the Form S-4 registration statement relating to the Bancshares common stock to be issued in the Merger and listing of the Bancshares common stock to be issued in the Merger on the Nasdaq Stock Market Global Market System. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including: (i) the accuracy of the representations and warranties of the other parties in all material respects; (ii) the compliance of the other parties with their covenants in all material respects; and (iii) the delivery of opinions from counsel to Bancshares and counsel to Old Florida relating to certain legal matters, including the U.S. federal income tax code treatment of the Merger.

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Under the Merger Agreement, upon completion of the Merger, Bancshares will offer two seats on its Board of Directors to two current, to-be-mutually-determined Old Florida directors. In addition, as a condition to Bancshares obligation to consummate the merger, Old Florida President and Chief Executive Officer Larry W. Johnson and Old Florida Chief Financial Officer Nicholas J. Panicaro must enter into certain agreements with Bancshares which, among other things, will impose non-competition and non-solicitation restrictions on Mr. Johnson and Mr. Panicaro.

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Old Florida shareholders who receive Bancshares common stock as consideration are not expected to incur income tax liability therefore. Old Florida shareholders who receive cash as consideration are expected to incur income tax liability therefore.

•	Bancshares expects to close the Merger in the first quarter of 2007, and the Merger Agreement permits Old Florida to terminate the Merger Agreement if the Merger is not closed by April 15, 2007.

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Prior to executive the Merger Agreement, Bancshares performed a “due diligence” review of Old Florida and Old Florida Bank and Old Florida performed a “due diligence” review of Bancshares and Bank of Florida – Southwest.

•	Mr. Larry W. Johnson is expected to join Bank of Florida – Southwest’s senior management team following the Merger.

•	The Merger will increase Bank of Florida – Southwest’s presence in Lee County.

The foregoing may be deemed to be offering materials of Bancshares in connection with its proposed acquisition of Old Florida, on the terms and subject to the conditions in the Merger Agreement dated August 28, 2006, among Bancshares, Bank of Florida – Southwest, Old Florida and Old Florida Bank.

Bancshares and Old Florida shareholders and other investors are urged to read the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4, which Bancshares will file with the Securities and Exchange Commission in connection with the proposed merger, because it will contain important information about Bancshares, Old Florida, the merger, the solicitation of proxies in the merger, and related matters.